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                                                                    EXHIBIT 99.1

            PSB GROUP, INC. ANNOUNCES THIRD-QUARTER FINANCIAL RESULTS

     Madison Heights, MI. November 4, 2008 - PSB Group, Inc., (OTCBB: PSBG), the bank holding company for Peoples State Bank, a Michigan state-chartered bank with offices in Wayne, Oakland, Macomb and Genesee Counties, today announced a net loss for the third quarter of 2008 of $2,030,000 or ($0.61) per average outstanding share, compared to a net loss of $1,474,000 or ($0.48) per average outstanding share in the third quarter of 2007.

     Total assets as of September 30, 2008 were $470,550,000 compared to $480,785,000 on June 30, 2008. Total loans were $382,876,000 as of September 30,
2008 compared to $387,162,000 on June 30, 2008. Deposits were $395,643,000 on
September 30, 2008 compared to $404,380,000 as of June 30, 2008. The modest decline in deposits is related to our decision to replace higher cost deposits with lower cost borrowings from the Federal Home Loan Bank, resulting in an improved interest margin.

     Third quarter results were impacted by a $2,350,000 addition to the provision for loan losses, resulting in a loan loss reserve of 1.78% to total loans. One credit accounted for most of the increase in the provision for loan losses from the second quarter 2008 amount of $1,553,000. This compares to a loan loss reserve of 1.54% in the second quarter. OREO (other real estate owned) related expenses of $1,779,000 were another major factor impacting earnings for the quarter, resulting primarily from realized losses or valuation adjustments attributable to an ongoing decline of Michigan real estate values. OREO write downs were also concentrated in a small number of credits. Non performing assets net of troubled restructured debt declined to $20,142,000 from $21,979,000 in the second quarter of 2008. The largest factor in the decline was the reduction of $2,384,000 in other real estate owned. Restructured debt increased to $9,658,000 from $6,330,000 in the second quarter of 2008 due to PSB working with commercial and retail clients to reset their loans to terms they could succeed with in this troubled Michigan economy.

     Michael J. Tierney, President & CEO, commented, "Peoples State Bank is continuing to make progress on the road back to profitability. Businesses and consumers alike have felt the effects of this recession - increasing job losses, and decreasing real estate values. Our internal credit quality indicators are steady or improving even though the external environment continues to be a significant challenge. Although we are not happy with where we are, holding steady is good progress versus the norm for the industry in Southeast Michigan. We proactively addressed our credit issues over a year ago and we are seeing the benefit in the amount of property we have been able to liquidate."

     Mr. Tierney went on to say, "We have worked to develop loan payment arrangements for commercial borrowers and consumers that they can live with. When we amend a mortgage payment for a client so they can remain in their home, or a business so it can keep operating, we then have to report the loan as a restructured debt even though it is performing. We think this is the right thing to do for hard hit Michigan families and business owners so we are willing to live


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with some growth in restructured debt. Our delinquency rate on loans greater than 30 days fell below 4% in the second quarter and has remained there in the third quarter. We appreciate how hard our clients are working to make their payments to us in these troubled times. We have built up our loan loss reserve significantly in the last few quarters and believe the loan loss reserve is well positioned at 1.78% of loans, given the stabilization of our credit trends and the limited remaining exposure to residential development lending. We have less than 3% of our loans in the residential real estate development sector which continues to be a very difficult business segment for banks."

     Mr. Tierney added, "The employees and the board have taken several steps to improve our baseline profitability. We have maintained the interest margin at over 4%. We have chosen to borrow funds in the institutional market at rates well below prevailing retail market certificate of deposit rates. Deposits were growing significantly at the end of the quarter as consumers and businesses brought their deposits to PSB seeking a safe harbor in a very stormy market. We appreciate their confidence in us and we welcome the new business. Non-interest income is essentially flat with significant improvement in deposit service charges offset by lower loan related fees. Non-interest expenses when adjusted for OREO expenses and loan collection costs have been reduced by over 8%. We have reduced headcount, frozen officer salaries, exited lines of business and consolidated functions within the company. We merged Universal Mortgage into the Bank during the quarter and consolidated mortgage lending with consumer and commercial lending. We also integrated other operations functions. These actions have reduced our run rate in expenses while maintaining or improving service to our clients.

     "Our people are working hard to deliver great service every day. We appreciate their hard work and tremendous dedication. Our employees and their great attitude in these tough times are the reason we were selected as one of Metropolitan Detroit's 101 Best and Brightest Companies to Work for the fourth year in a row!"

     Mr. Tierney concluded with, "Peoples State Bank is on sound footing and preparing to celebrate our 100 year anniversary in 2009 with our clients and the communities we have served for generations. The bank is well capitalized and our turnaround plan is working. We have many great reasons to gear up to celebrate our 100 year anniversary!"

     PSB Group, Inc. is a registered holding company. Its primary subsidiary, Peoples State Bank, currently serves the southeastern Michigan area with 11 full-service banking offices in Farmington Hills, Fenton, Grosse Pointe Woods, Hamtramck, Madison Heights, Southfield, Sterling Heights, Troy and Warren. The bank has operated continuously under local ownership and management since it first opened for business in 1909.

Contact: David A. Wilson
         Senior Vice President & CFO
         (248) 548-2900


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